EXHIBIT 107
Calculation of Filing Fee Table

FORM S-8
(Form Type)

KEMPER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	Rule 457(h)	625,000	$58.82	$36,762,500.00	0.00015310	$5,628.34
	Total Offering Amounts					$36,762,500.00		$5,628.34
	Total Fee Offsets							$—
	Net Fee Due							$5,628.34

Offering Notes 1
(a)	Kemper Corporation, a Delaware corporation (the “Registrant”), is registering an additional 625,000 shares of common stock, par value $0.10 per share (the “Common Stock”), that may be issued under the Second Amended and Restated Kemper Corporation 2023 Omnibus Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(b)	The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $58.82 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on May 1, 2025.

(c)	The number of shares listed in row 1 represents the Common Stock that may be issued under the Plan.